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Exhibit 11.  Statement re computation of per share earnings

            TORCHMARK CORPORATION COMPUTATION OF EARNINGS PER SHARE


                                               1996           1995           1994
                                           ------------   -------------   ------------
Net income from continuing operations ...  $318,508,976   $ 271,945,720   $263,814,601
Discontinued operations of energy segment:
  Income (loss) from operations .........           -0-    (128,710,390)     5,131,667
  Loss on disposal ......................    (7,137,124)            -0-            -0-
                                           ------------   -------------   ------------
Net income ..............................   311,371,852     143,235,330    268,946,268
Preferred dividends .....................           -0-               0       (804,130)
                                           ------------   -------------   ------------
Adjusted net income .....................  $311,371,852   $ 143,235,330   $268,142,138
                                           ============   =============   ============
Weighted average shares outstanding .....    71,229,892      71,593,774     72,095,657
                                           ============   =============   ============
Primary earnings per share:
  From continuing operations ............  $       4.47   $        3.80   $       3.65
  From discontinued operations of
    energy segment:
    Income (loss) from operations .......           -0-           (1.80)          0.07
    Loss on disposal ....................         (0.10)            -0-            -0-
                                           ------------   -------------   ------------
    Net income ..........................  $       4.37   $        2.00   $       3.72
                                           ============   =============   ============

There were no common stock equivalents included in weighted average shares outstanding.